Exhibit 10.9

December 28, 2012

Via e-mail: jimcrenshaw@rocketmail.com

James R. “Jim” Crenshaw

9611 Sotherloch Lake Dr.

Spring, Texas 77379

RE: Offer of Employment

Dear Jim:

I am pleased to confirm our offer for you to join RigNet as Vice President & General Manager—Western Hemisphere, based in Houston and reporting directly to Mark Slaughter, CEO and President. This position will commence with a monthly salary of $16,666.67, which equates to $200,000.00 on an annual basis. In addition, you will be a participant in the Company’s Management Incentive Program (“MIP”) with an annual target payout of 50% of your base salary, settled in cash. You will also be recommended to the RigNet Board of Directors for participation in the Company’s Long-Term Incentive Program (“LTIP”) for next year. Your 2013 LTIP recommendation will be targeted at 100% of your base salary. Please note that these LTIP awards have been historically awarded annually and in a combination of restricted stock and stock options.

Copies of the MIP and LTIP will be provided once you have joined the Company. The MIP provides you with the potential for an annual cash bonus tied to the financial performance of the Western Hemisphere and RigNet overall, relative to annual budget targets, with some potential subjective adjustments to the bonus based on the degree of achievement of assigned personal objectives. Under the LTIP, stock options are currently awarded with a strike price “at the money”, vest in equal amounts over four years and have a ten-year life. Restricted stock has restrictions lapse in equal amounts over four years.

You will be eligible for the Company’s standard benefits programs as well as 224 hours of vacation per year. You will also be eligible for business class travel on long-haul international flights, longer than eight (8) hours, that are scheduled well in advance. Any other travel policy exceptions must be approved in advance and in writing by the CEO & President.

In conjunction with your acceptance, you will be provided a sign-on advance of $30,000.00, vesting over a year in equal monthly amounts. In addition, you will be recommended to the board for a one-time restricted stock award valued at $40,000.00, in addition to your participation in the LTIP. This one-time restricted stock award recommendation would be proposed for consideration at the next regularly scheduled meeting of the Compensation Committee and Board of Directors after your start date and would be subject to the same four-year period for the lapsing of restrictions.

This offer is contingent upon a satisfactory background check and your successful completion of our pre-employment drug screen. Your employment with us is for no set period of time and may be terminated by either you or us, with or without cause, at any time, with or without notice. As a condition of employment, you will be required to sign the attached Arbitration Agreement, Drug & Alcohol Policy, Confidentiality Agreement, and Invention Assignment Agreement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

James R. “Jim” Crenshaw

December 28, 2012

You have also asked that this offer letter include the exit economics related to your later departure from the Company under standard exit scenarios. Should the Company terminate your employment without “Cause” at any time; or should you terminate your employment for “Good Reason” within two years following a “Change in Control”, each of these terms as defined in the Annex I to this letter, (attached to this letter and incorporated by reference) the Company shall pay you the following severance benefits, in exchange for your execution and delivery of our standard release:

•	One year of your annual base salary and bonus at target, paid in a lump sum;

•

Benefits coverage under COBRA for a period of up to twelve (12) months. Such coverage shall be included in and part of your maximum COBRA entitlement and you will be responsible for employee’s portion of premiums; and

•	$20,000 in outplacement services at a provider of your choosing.

Please indicate your acceptance by signing and returning a copy of this letter. This offer of employment is valid until January 7, 2012.

Sincerely,

RigNet, Inc.

David N. Barbee

Director, Global Human Resources

/s/ James R. Crenshaw	Dec 28th 2012
Acceptance: James R. Crenshaw	Date

Anticipated Start Date: To Be Discussed

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

James R. “Jim” Crenshaw

December 28, 2012

Annex I—Defined Terms

The terms “you and “your” refer to James Crenshaw, as identified in the letter of December 17, 2012.

The terms “Company” “us” and “our” shall mean RigNet, Inc., its subsidiaries and affiliates.

“Cause” is defined as any of the following: (i) your plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by you of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) your failure to perform your duties (other than by reason of an illness or a disability); (iv) your engagement in misconduct that is materially injurious to the Company (monetarily or otherwise); (v) your breach any confidentiality, noncompetition or non-solicitation obligations to the Company; your commencement of employment with an unrelated employer; (vii) material violation by you of any of the Company’s written policies, including but not limited to any harassment and/or non-discrimination policies; (viii) your gross negligence in the performance of your duties.

“Good Reason” means (i) a material adverse change in your position, authority, duties or responsibilities, (ii) a reduction in your base salary or the taking of any action by us that would materially diminish your annual bonus opportunities, (iii) the relocation of the principal executive offices by more than 50 miles from where such offices are located on the first day of your employment or your being based at any office other than our principal executive or hemisphere management offices, except for travel reasonably required in the performance of your duties, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

A “Change of Control” shall have the same meaning as defined in Section 409A of the Internal Revenue Code.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net